Exhibit 5.1

January 19, 2006

Board of Directors

Polymer Group, Inc.

4055 Faber Place Drive

Suite 201

North Charleston, South Carolina 29405

Re:                             Registration Statement on Form S-8 for 482,000 Shares of Class A Common Stock Under the Polymer Group, Inc. 2005 Employee Restricted Stock Plan

Dear Sirs:

We are acting as counsel to Polymer Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance and sale of up to 482,000 shares (the “Shares”) of Class A common stock, par value $.01 per share (the “Common Stock”), reserved for issuance under the Polymer Group, Inc. 2005 Employee Restricted Stock Plan (the “Plan”).  This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

In our representation of the Company, we have examined the Registration Statement, the Plan, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, certain actions of the Company’s Board of Directors recorded in the Company’s minute book and such other documents as we have considered necessary for purposes of rendering the opinion expressed below.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Act and to compliance with any applicable Blue Sky laws and to the issuance of the Shares in accordance with the provisions of the Plan, the Shares, when issued, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

The opinions expressed herein are limited to the laws of the State of North Carolina, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the Act.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.  Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may effect our opinions expressed herein.

Very truly yours,

/s/ Parker Poe Adams & Bernstein, L.L.P.